VALLEY HIGH MINING COMPANY
900 Third Avenue, 5th Floor
New York, New York 10022

OCT 5 2012

Via Email
Corizona Mining Partners, LLC
Attn: Ryan Dolder
13570 Grove Drive, #248
Maple Grove, MN 55311
Email;

RE: Project Madre De Dios

Dear Mr. Dolder,

The purpose of this letter is to set forth the general terms and conditions upon which Valley High Mining Company, a Nevada corporation (the "Company") would acquire with Corizona Mining Partners LLC ("Corizona") a 50/50 joint ownership interest in the Excelsia Project, currently owned by Asurco ("Seller"), in the Department of Madre De Dios in Peru (the "Project").

This joint ownership interest in the Project will be acquired through a private holding company which will be formed upon execution of this agreement and named VH Alluvial (or any other named provided by Valley High and available for registration in Peru) ("VH Alluvial").

Initially VH Alluvial will be owned 80% by the Company and 20% by Corizona. Until such time as all capital funds invested by the Company are recovered Corizona will not receive any net proceeds from the Project. (expected capital investment is a maximum of $500,000.00 USD) Upon recovery of all capital costs Corizona will receive a 20 percent net proceeds interest from VH Alluvial. In the interim period of development, estimated to be 3 months, Corizona will be paid a $10,000.00 per month fee for managing the Project.

This Letter of Intent does not contain all of the material matters upon which agreement must be reached for the Transaction contemplated herein to be consummated, but is intended to be binding and enforceable upon execution.

On the basis of publicly available information regarding the Project to date, the Company proposes the following:

P 1

1. Transaction Overview. Subject to and conditioned upon the negotiation and execution of a mutually satisfactory definitive equity purchase agreement (the "Definitive Purchase Agreement") between the Company and Corizona, VH Alluvial through its private holding company in Peru would purchase from the Seller a 50% equity ownership interests in the Project (the "Purchased Interests"). Upon acquisition of the Purchased Interests by the capital investment, VH Alluvial shall be entitled to any and all net proceeds income that is generated by or through the Project until it receives the greater of $500,000 or the amount it has invested in the Project (the "Income Payout"). Once the Company receives the Income Payout, VH Alluvial shall be entitled to receive 50% of the net income generated by or through the Project. The Definitive Purchase Agreement would set forth the overall proposed terms and conditions for the Transaction, including standard representations and warranties by each of the Company and Corizona and the related indemnification provisions.

2. Purchase Price. Unless otherwise agreed between the parties consideration for the Purchased Interests will see the company through VH Alluvial, invest into the Project owned by the Seller an aggregate purchase price equal to $500,000 (the "Purchase Price"), which shall be payable in the following schedule: (i) the first installment of $20,000 shall be transferred to Corizona on Execution of this LOI (the "First Installment"), (ii) the second installment of $200,000.00, which will be transferred to Corizona then transferred to VH Alluvial, shall be due on the 30th day after the payment of the First Installment (the "Second Installment"), and (iii) the third installment of $280,000, which will be transferred to Corizona then transferred to VH Alluvial, shall be due on the 15th day after the payment of the Second Installment.

Due Diligence. From the $20,000.00 First Installment, $10,000.00 will be applied to representatives or employees access to and the opportunity to visit the sites of the Project, for the formation of the new entity, VH Alluvial, legal documentation, to review financial information, assets and facilities, employees, consultants, advisors, customers, books and records, contracts and documents, permits, policies and procedures, insurance, pending litigation, environmental reports and other materials concerning the Project and its operations, and to conduct such other due diligence as the VH Alluvial may desire. The remaining $10,000 will be applied as an acquisition deposit for the Project with the Seller.

3. Fees and Expenses. Each of Corizona and the Company will be responsible for the fees and expenses of its own accountants, attorneys and advisors and any other costs and expenses incurred by it in connection with the negotiation and consummation of the Transaction.

4. Conditions Precedent to the Obligation of the Company to Close the Transaction. The obligation of the Company to consummate the Transaction is subject to, among other items, the satisfaction of the following conditions precedent before closing, unless waived in writing:

(a) the Company's completion of, and its satisfaction with the results of, financial, tax, legal, regulatory, environmental, operating and other due diligence which will be completed in the time frame discussed in this Letter of Intent;

(b) Negotiation and execution of the Definitive Purchase Agreement and ancillary agreements satisfactory to the Company, embodying the terms of the Transaction and containing such representations, warranties, covenants, indemnifications and other terms as are customary in transactions of this kind;

(c) The receipt of all government, stockholder, contractual or other approvals or consents related to or required in connection with the Transaction, which the Seller would covenant to use its best efforts to obtain; and

(d) The absence of any material adverse change in the financial condition, assets, liabilities, customer relations, prospects or business of the Project prior to the Closing.

5. Confidentiality. Except as required by applicable laws (but subject to prior notice to and discussion with the other party hereto with respect to timing, substance, scope and need for disclosure), neither the Company nor Corizona or the Seller, nor any of their respective affiliates, advisors, agents or other representatives, will, directly or indirectly, without the prior written consent of the other party, (i) disclose to any other person or entity (other than their professional advisors and potential financing sources) the existence, substance or nature of the negotiations between the Company, the Seller, and Corizona , this Letter of Intent or any other documents or matters discussed in connection herewith or therewith, or (ii) make any public announcement or issue any press release relating, directly or indirectly, to the proposed Transaction.

6. No-Shop Obligations. So long as the Company has been moving forward in good faith toward completing the Transaction, Corizona, the Seller, and the Company (and its officers, shareholders, consultants, directors, employees and agents) will not solicit (or permit, cause or encourage others to solicit) any discussions, offers or counter-offers from anyone concerning a tender offer, any transaction for the sale of the assets or the equity interests of the Project, or a transaction similar to the Transaction (the "No Shop Prohibition"). The No Shop Prohibition will become effective upon the execution of this Letter of Intent and will not expire until 90 days from the date of this Letter of Intent.

7. Assignment. Neither this Letter of Intent nor the rights or obligations of the parties hereunder are assignable in whole or in part by any party without the prior written consent of the other parties, provided that the Company may assign its rights and obligations hereunder to any affiliate or subsidiary without the prior written consent of Corizona and the Seller.

8. Amendments; No Waiver. No provision of this Letter of Intent may be amended, revoked or waived except by a writing signed and delivered by each party

hereto. No failure or delay on the part of any party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

9. Counterparts. This Letter of Intent may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10. Governing Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the conflict of laws principles thereof.

11. General. Although the parties hereto contemplate the entry into definitive agreements in the future, the purpose of this Letter of Intent is to set forth a binding agreement among the parties.

If the foregoing correctly sets forth the understanding and agreement between the Company and the Seller, please so indicate in the space provided for that purpose below.

Very truly yours,

VALLEY HIGH MINING COMPANY

By: Per
Name:
Title: President/Direct.

Accepted and agreed to ____, 2012

CORIZONA MINING PARTNERS, LLC

By:
Name:
Title:

P. 4.